EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

ARAMARK Corporation:

We consent to the use of our reports dated December 5, 2005, with respect to the consolidated balance sheets of ARAMARK Corporation and subsidiaries as of October 1, 2004 and September 30, 2005, and the related consolidated statements of income, cash flows and shareholders’ equity for each of the fiscal years in the three-year period ended September 30, 2005, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2005 and the effectiveness of internal control over financial reporting as of September 30, 2005 incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.

Philadelphia, Pennsylvania

February 8, 2006